                     IN THE UNITED STATES DISTRICT COURT
                      FOR THE SOUTHERN DISTRICT OF OHIO
                               EASTERN DIVISION



 DANAHER CORPORATION
 1250 24th Street, NW
 Suite 800
 Washington, D.C. 20037

                       and

 WEC CORPORATION
 1250 24th Street, NW
 Suite 800
 Washington, D.C. 20037

                             Plaintiffs,

                        v.

 ACME-CLEVELAND CORPORATION                Case No. __________________
 30100 Chagrin Boulevard
 Pepper Pike, Ohio 44124                   DISTRICT JUDGE _____________

                       and                 MAGISTRATE JUDGE ___________

 DONNA OWENS,                              VERIFIED COMPLAINT FOR
 Director of Commerce                      TEMPORARY RESTRAINING ORDER,
 Department of Commerce                    PRELIMINARY AND PERMANENT
 of the State of Ohio                      INJUNCTION AND DECLARATORY
 77 South High Street                      JUDGMENT
 23rd Floor
 Columbus, Ohio 43266-0544

                     and


 MARK HOLDERMAN
 Commissioner of the Division of Securities
 Department of Commerce of the State of Ohio
 77 South High Street
 22nd Floor
 Columbus, Ohio 43266-0548

                                     Defendants.

                  COMPLAINT FOR TEMPORARY RESTRAINING ORDER
                      AND FOR PRELIMINARY AND PERMANENT
                 INJUNCTIVE RELIEF AND DECLARATORY JUDGEMENT

   Plaintiffs, by their attorneys, as and for their complaint allege herein, upon knowledge as to themselves and upon information and belief as to all other matters, as follows:

NATURE OF THIS ACTION

   1. Today, Plaintiff Danaher Corporation ("Danaher") and its wholly-owned subsidiary, Plaintiff WEC Corporation ("WEC") have taken steps to commence an all-cash premium Tender Offer (the "Tender Offer" or "Offer") for all of the shares of common stock of Defendant Acme-Cleveland Corporation ("Acme") at a price of $27.00 per share, representing a commitment of approximately $180 million. The Tender Offer contemplates a second-step follow-up merger (the "Proposed Merger") whereby Plaintiffs would acquire all of the common shares of Acme not tendered pursuant to the Tender Offer or otherwise.

   2. Plaintiffs ask the Court to declare unconstitutional and enjoin application and enforcement of: (a) certain provisions of the Control Share Acquisition Act, Ohio Rev. Code Section 1701.831 (the "Control Act"), to the extent they are sought to be applied to impair the voting rights of holders of Acme's common shares pursuant to Ohio Rev. Code Section 1701.01(CC)(2); (b) certain provisions of the Control Act, to the extent they prohibit the sale and purchase of certain shares in interstate commerce; and (c) the Ohio Take-Over Act, Ohio Rev. Code Sections 1707.041, 1707.042, 1707.23 and 1707.26 (the "Take-
over Act"), to the extent it is sought to be applied to the proposed acquisition by Plaintiffs of all of the outstanding common shares of Acme.

   3. Recently, this Court, in Luxottica Group S.p.A. v. United Shoe Corp., Case No. C2-95-244 (S.D. Ohio Mar. 16, 1995) (Graham, J.), declared certain of the same challenged provisions of the Control Act, specifically Ohio Rev.
Code Section 1701.01(CC)(2), unconstitutional as applied to a tender offer.

   4. The Control Act and the Take-Over Act are unconstitutional to the extent they violate the Commerce Clause of the United States Constitution and conflict with federal securities laws in violation of the Supremacy Clause of the United States Constitution.

JURISDICTION

   5. This action arises under Sections 14(a), 14(d), 14(e) and 28 of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. Section 78n(a), (d), and (e) and 15 U.S.C. Section 78bb, and the rules and regulations promulgated thereunder, 17 C.F.R. Sections 240.14d-1 et seq., and the Commerce and Supremacy Clauses of the United States Constitution, U.S. Const. art. I, Section 8, cl. 3 and U.S. Const. art. VI, cl. 2.

   6. Subject matter jurisdiction in this action is conferred on this Court by:

   (a) Section 27 of the Exchange Act, 15 U.S.C. Section 78aa, because this action is brought to enforce rights and duties created by, among other provisions, Section 28 of the Exchange Act, 15 U.S.C. Section 78bb;

   (b) 28 U.S.C. Section 1331(a), because the matter in controversy arises under the Constitution and laws of the United States;

   (c) 28 U.S.C. Section 1332(a)(2), because there is diversity of citizenship and the amount in controversy exceeds the sum of $50,000;

   (d) 28 U.S.C. Section 1343(a)(3), because this action is brought to prevent the violation of rights protected by the Constitution and laws of the United States; and

   (e) 28 U.S.C. Section 1337(a), because the action arises under the Exchange Act, an Act of Congress regulating commerce.

THE PARTIES

   7. Plaintiff Danaher, a Delaware corporation with its principal place of business in Washington, D.C., designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in three principal businesses: tools, process/ environmental controls and transportation. Danaher employs approximately 10,000 people throughout the United States, Europe, Canada, Japan, Brazil and Australia. Danaher beneficially owns approximately 305,000 shares of Acme's common stock.

   8. Plaintiff WEC, a Delaware corporation with its principal place of business in Washington, D.C., is a wholly owned subsidiary of Danaher.

   9. Defendant Acme is a publicly held corporation with its principal place of business in Pepper Pike, Ohio. Acme's stock is registered with the Securities and Exchange Commission. Acme manufactures and sells products utilized in certain industries, including precision and industrial control products used by manufacturers. As of September 30, 1995, Acme reported total stockholder equity of $84,901,000 and net earnings of $42,503,000 for the fiscal year ending on that date.

   10. Defendant Mark Holderman (the "Commissioner") is a citizen and resident of Ohio and is the Commissioner of the Division of Securities, Department of Commerce of the State of Ohio (the "Securities Division"). Pursuant to Ohio Rev. Code Section 1707.46, the

Securities Division is charged with the enforcement of all laws and rules enacted to regulate the sale of securities. In the enforcement of those laws, the Commissioner is empowered, inter alia, to conduct hearings and investigations (Ohio Rev. Code Sections 1707.041, 1707.23), issue cease and desist orders (Ohio Rev. Code Section 1707.23) and seek court-ordered injunctive relief (Ohio Rev. Code Section 1707.23). Further, the Commissioner is empowered, pursuant to Ohio Rev. Code Section 1707.23(E) and (H), to enforce certain criminal provisions and may refer certain enforcement matters to the Attorney General and the Prosecuting Attorney.

   11. Defendant Donna Owens is a citizen and resident of Ohio and is the Director of Commerce, Ohio Department of Commerce. The Department of Commerce has authority to enforce provisions of the Take-Over Act.

   12. The Attorney General of Ohio, Betty D. Montgomery, is being served with a copy of this Verified Complaint.

THE TENDER OFFER

   13. WEC, through Danaher, today is initiating the all-cash Tender Offer for all shares of Acme's common stock. The Offer is being made to Acme's shareholders throughout the United States and elsewhere. The Tender Offer constitutes a major transaction in interstate commerce, representing a commitment of approximately $180 million. The Offer is not subject to any financing conditions.

   14. The Tender Offer will be advertised nationally by use of the financial press and by interstate mail services. The Tender Offer will be distributed to Acme's share-holders throughout the country and elsewhere by the use of the mails and other instrumentalities and facilities of interstate commerce.

   15. The Tender Offer is being made in full compliance with federal laws and regulations governing tender offers--the provisions of the Williams Act (embodied in Sections 13(d) and 14(d) and (e) of the Exchange Act, 15 U.S.C. Sections 78m(d), 78n(d) and (e)), and the rules and regulations promulgated thereunder. In connection with the Tender Offer, a Schedule 14D-1 will be filed with the Securities and Exchange Commission (the "SEC") pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder. Plaintiffs also have filed a Form 041, together with the aforesaid Schedule 14D-1, the Offer to Purchase and all other exhibits thereto, with the Securities Division, without prejudice to Plaintiffs' position that the Take-Over Act is unconstitutional or inapplicable to the Tender Offer. In addition, Plaintiffs delivered an Acquiring Person Statement to Acme pursuant to the Control Act, again without prejudice to Plaintiffs' position that the Control Act is unconstitutional to the extent it is applied to impair certain voting and disposition rights.

THE WILLIAMS ACT

   16. The Williams Act was enacted by Congress to provide a comprehensive uniform national system regulating all aspects of interstate cash tender offers. In enacting the Williams Act, Congress recognized that tender offers serve beneficial economic functions by, among other things, providing investors with an opportunity to sell their shares at advantageous premiums over prevailing market prices.

   17. The Williams Act reflects the intent of Congress that the success or failure of interstate tender offers for the shares of public corporations should be left to the free and informed investment judgment of the marketplace. Accordingly, the purpose of the Williams Act is not to defeat or discourage tender offers, but to establish even-handed regulation that favors neither the offeror nor the incumbent management of the target corporation.

   18. It is also a purpose of the Williams Act to promote informed decisions by shareholders concerning the desirability of a tender offer. Accordingly, the Williams Act requires that shareholders promptly be given all material information with respect to a tender offer so that they may make their investment decision in possession of full and complete information.

   19. Pursuant to the authority vested in it by Section 23(a)(1), 15 U.S.C.
Section 78w(a)(1), and other provisions of the Exchange Act, the SEC has, from time to time, promulgated rules and regulations in furtherance of the comprehensive Congressional scheme embodied in the Williams Act and elsewhere in the Exchange Act. By mandate of federal law, tender offers are subject to a comprehensive regulatory scheme and timetables. Congress also established minimum time periods, deemed necessary for the protection of investors, during which the offer must remain outstanding and during which shareholders can withdraw tendered shares. 17 C.F.R. Sections 240.14d-7(a), 240.14e-1(a). Conspicuously absent from this pervasive regulatory scheme are any provisions that restrict or substantially delay tender offers or permit administrative review concerning the fairness of the terms of the tender offer or the effectiveness of tender offer disclosure.

THE CONTROL SHARE ACQUISITION ACT

   20. Through the adoption of Section 1701.831, Ohio regulates "Control Share Acquisitions" as defined in Ohio Rev. Code Section 1701.01(Z)(1).

   21. A "Control Share Acquisition" means "the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which such person may exercise or direct the exercise of voting power . . . would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within [specified] ranges of such voting power . . ." Ohio Rev. Code Section 1701.01 (Z)(1). Acme is an issuing public corporation as defined by the Control Act. Ohio Rev. Code Section 1701.01(Y).

   22. The Control Act provides that any control share acquisition "shall be made only with the prior authorization of the shareholders of such corporation in accordance with this section." Ohio Rev. Code Section 1701.831(A). Therefore, by the terms of the Control Act, Plaintiffs cannot proceed with their Tender Offer until they receive the approval of the Acme shareholders.

   23. According to Section 1701.831, unless the articles of incorporation or the regulations of an issuing public corporation provide otherwise, "any control share acquisition of [such] corporation shall be made only with the prior authorization by the shareholders" by the affirmative vote of a majority of the voting power of the issuing corporation in person or by proxy and a majority of the portion of such voting power not comprised of "interested shares." Ohio Rev. Code Section 1701.831(E)(1). Thus, assuming quorum requirements are met, the "control share acquisition" must be approved by both a majority of all shares present at the meeting in person or by proxy and a majority of only the non-interested shares present at the meeting in person or by proxy.

   24. Plaintiffs' Tender Offer proposes a control share acquisition.

   25. Under the statute, Plaintiffs will be required to deliver to Acme an acquiring person statement containing specific information. Within ten days of receipt of the qualifying acquiring person statement, the directors of Acme must call a special meeting of shareholders (the "831 Special Meeting") to vote on the proposed control share acquisition. Ohio Rev. Code Section 1701.831(C). Unless otherwise agreed to, the 831 Special Meeting must be held within fifty days after receipt of the acquiring person statement.

   26. A quorum must be present at the 831 Special Meeting. A quorum is defined as representation at the meeting in person or by proxy of a majority of the voting power of Acme in the election of directors and a majority of such voting power excluding "interested shares." Ohio Rev. Code Section 1701.831(E)(1). Thus, the 831 Special Meeting can proceed only if a majority of Acme's outstanding common shares and a majority of non-"interested shares" are present at the meeting in person or by proxy.

THE INTERESTED SHARES PROBLEM

   27. For both quorum and voting purposes, the Control Act requires a determination of which shares are "interested shares." The Ohio General Assembly, in 1990, amended Section 1701.01(CC) to include as "interested shares":

       [A]ny shares of an issuing public corporation acquired, directly or indirectly, by any person from the holder thereof for a valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the issuing public corporation or any proposed merger, consolidation or other transaction which would result in a change in control of the corporation or all or substantially all of its assets, and ending on the date of any special meeting of the corporation's shareholders held thereafter pursuant to section 1701.831 . . . of the Revised Code, for the purpose of voting on a control share acquisition proposed by any acquiring person if either of the following apply:

          (a) The aggregate consideration paid or given by the person who acquired the shares, and any other person acting in concert with him, for all such shares exceeds two hundred fifty thousand dollars;

          (b) The number of shares acquired by the person who acquired the shares, and any other persons acting in concert with him, exceeds one-half of one per cent of the outstanding shares of the corporation entitled to vote in the election of directors.

OHIO REV. CODE SECTION 1701.01(CC)(2)

   28. In order to comply with the statute, and to discern which shares are "interested" and which are not, the statute requires, inter alia, identification not only of beneficial owners but the aggregate price paid for the securities, the time of the purchases, the identity of the sellers (both direct and indirect) and whether such owner is acting in concert with any other person.

   29. This determination is virtually impossible to meet because it requires access to information which is not generally available and cannot be obtained.

   30. Corporations like Acme are not required by Ohio Rev. Code Section 1701.37 to maintain shareholder records that identify beneficial owners; only the identification of the names and addresses of record shareholders is required. Nor are corporations obligated, by virtue of Ohio Rev. Code Section 1701.37, to keep track of the other information needed to identify "interested shares".

   31. Moreover, a substantial portion of Acme's shares are held by clearing agencies and by brokers and banks as record holders for the beneficial owners. Such record holders cannot be forced to disclose the names, addresses or holdings of beneficial owners who wish to remain anonymous and are intent on maintaining the confidentiality of information such as the prices paid for the shares, when such shares were acquired, or whether such holders are acting in concert with any other person. Even as to record holders who are beneficial owners, the data kept pursuant to Section 1701.37 does not require that corporations maintain the type of information needed to determine whether shares are "interested" under Section 1701.01(CC)(2). Ohio Rev. Code Sections 1701.01(CC)(2), 1701.37.

   32. Because this information is unavailable, it is practically impossible to determine at the 831 Special Meeting which shares are "interested" and which are not. Without knowing to a certainty which shares are "interested," there is no practical way to determine whether a quorum of non-interested shares is present and whether a majority of non-interested shares have voted in favor of the acquisition. Section 1701.01(CC)(2) renders compliance with the statutory requirements of obtaining approval of the Tender Offer practically impossible.

   33. The information required to be disclosed to determine "interested shares" by the statute also conflicts with and impedes federal proxy laws and rules. Section 14 of the Exchange Act, 15 U.S.C. Section 78n, regulates the solicitation of proxies and related matters.

   34. SEC Rules 14b-1 and 14b-2 require clearing agencies, securities brokers and banks holding record ownership of stock for beneficial owners to provide a company upon request with the names, addresses and securities positions of the beneficial owners "who have not objected to disclosure of such information." The Rules thus expressly recognize the right of a beneficial owner to keep confidential both its identity and holdings. Moreover, the Rules do not authorize a company to compel disclosure of any of the information upon which the "interested share" definition turns--including the price paid for the securities, the date of purchase, or whether the beneficial owner is acting in concert with any other person. Nor can the information relevant to an "interested" share determination be gleaned from shareholder reports filed pursuant to Section 13 of the Exchange Act, 15 U.S.C. Section 78m. Such reports must be filed only by owners of five percent of a corporation's common shares, and the "interested" share definition in
Section 1701.01(CC)(2) relates to persons holding as little as one-half of one percent of outstanding shares. Section 1701.09(CC)(2) conflicts with, and is preempted by, the federal proxy rules.

   35. Ohio Rev. Code Sections 1701.01(CC)(2) and 1701.831(E)(1) remain as an obstacle to the accomplishment of the purposes and objects of both the Williams Act and the federal proxy rules. These statutes give management a means of blocking or substantially delaying a shareholder vote; they operate to favor entrenchment by management by excluding from one of the votes required by Section 1701.831 certain shares of Acme trading after the tender offer announcement; they exclude certain shares from their rightful voice in the voting; they make it impossible to discern whether a requisite shareholder vote has been obtained; they impermissibly delay the tender offer timetables established in the Williams Act and they operate in derogation of the federal proxy rules.

   36. One of the purposes of the Williams Act is to avoid undue delay in the consummation of tender offers. Reflecting this purpose, Congress in
Section 14(d)(5) of the Exchange Act provided for the right of a shareholder tendering its shares in a tender offer to withdraw the tender if the transaction has not been consummated within sixty (60) days after the original offer. 15 U.S.C. Section 78n(d)(5).

   37. However, since the 831 Special Meeting may, pursuant to Section 1701.831(C), be held by the board of directors up to 50 days after delivery of an acquiring person statement, the significant added delay required in attempting to contact shareholders following the 831 Special Meeting to determine which shares are "interested" will create a situation where the Tender Offer cannot be consummated until long after the 60-day period referenced in the Williams Act has passed.

   38. Therefore, Section 1701.01(CC)(2) frustrates the purpose of the Williams Act and must be declared unconstitutional, and its enforcement and application enjoined.

THE PROHIBITION ON PURCHASE AND SALES

   39. The Control Act is substantially more restrictive than other states' analogous statutes and substantially more restrictive than is required to achieve the statute's stated purposes as set forth in Ohio Rev. Code Section 1701.832. While most--if not all--other state legislatures that have chosen to adopt a control share acquisition statute to regulate tender offers have merely restricted the voting rights of "control shares" acquired (and do not have the challenged "interested share" feature), Ohio prohibits even the purchase and sale of the shares themselves, absent prior shareholder approval.

   40. The Control Act, therefore, attempts to directly regulate, and to unduly burden, interstate commerce by placing unnecessary restrictions on alienation of shareholders' property. By contrast--and far less burdensome on interstate commerce--other states' control share acquisition acts merely incidentally affect interstate commerce by restricting the right to vote the sold shares, leaving intact all other indices of ownership of the shares.

   41. While the effect on interstate commerce of the Control Act is both direct and substantial, the putative local benefits are negligible at best. This is especially so where, as here, the means used to achieve the Control Act's purported objectives could be achieved in a manner much less burdensome to interstate commerce. Moreover, the Control Act applies to corporations incorporated in Ohio that have a principal place of business, a principal executive office, or substantial assets in Ohio. Ohio Rev. Code Section 1701.01(Y). Therefore, the Control Act does not even require that any Ohio shareholder be affected for the statute to be invoked.

OHIO'S TAKE-OVER STATUTE

   42. The Ohio Take-Over Act (the "Take-Over Act"), Ohio Rev. Code Section
Section 1707.041, 1707.042, 1707.23 and 1707.26, requires disclosure which is, in part, duplicative of that required under federal law. However, the Take-Over Act also requires disclosure of additional information that need not be disclosed in a Schedule 14D-1 or in tender offer materials furnished to offerees pursuant to the Williams Act:

   a. information regarding plans or proposals of the offeror to make changes in employee benefit plans, reduce the work force or to close any plants or facilities;

   b. complete information on the organization and operations of the offeror including:

       i. a description of the offeror's capital stock and long term debt:

       ii. financial statements for the current period and for the three most recent annual accounting periods;

       iii. a description of the location and general character of principal physical properties;

       iv. a description of pending legal proceedings other than routine litigation;

       v. a brief description of the business done and projected by the offeror and the general development of offeror's business over the past three years;

       vi. the amount of any material interest, direct or indirect, of any of the offeror's officers or directors in any material transaction during the past three years, or any proposed material transactions, to which the offeror was or is to be a party; and

   c. "[s]uch other and further documents, exhibits, data and information as may be required by regulations of the division of securities, or as may be necessary to make fair, full and effective disclosure to offerees of all information material to a decision to accept or reject the offer." Ohio Rev. Code Section 1701.041(A)(2)(d), (f), (g), (h). These disclosures must be filed with the Securities Division and delivered to the subject company and Ohio offerees.

   43. The Take-Over Act violates the Commerce Clause because it imposes an impermissible direct and unreasonable burden on interstate commerce by allowing the Securities Division to suspend tender offers indefinitely and by imposing disclosure obligations upon tender offerors that are additional to those required under the Williams Act without a corresponding benefit to shareholders. This burden is clearly excessive given that any local benefits are minimal.

   44. The Take-Over Act also violates the Commerce Clause because it discriminates against out-of-state shareholders by requiring tender offerors to make purportedly material disclosures only to in-state shareholders.

   45. The Take-Over Act imposes impermissible burdens upon bidders, in conflict with the Williams Act, 15 U.S.C. Section 78n(d), (e), and the regulations thereunder, to the extent that the Take-Over Act requires that offerors provide to the company being acquired, the Division and Ohio offerees materials (with respect to the financial condition and history of the offerors, plans relating to employees and an open-ended requirement for additional information) beyond the requirements of the Williams Act. These provisions stand in contravention of the Williams Act (and its timetable for tender offers), which does not provide for substantive administrative review of the effectiveness of tender offer disclosures or other deficiencies.

   46. Additionally, according to the Take-Over Act, the Securities Division may "summarily suspend the continuation to the control bid." Ohio Rev. Code
Section 1707.041(A)(3). Moreover, following a hearing, the Securities Division may "maintain the suspension of the continuation of the control bid" under certain circumstances "subject to the right of the offeror to correct disclosure and other deficiencies indentified by the division and to reinstitute the control bid by filing new or amended information pursuant to this section." Ohio Rev. Code Section 1707.041(A)(4).

   47. Suspension of a control bid would have the practical effect of impeding, and possibly halting, a tender offer throughout the nation.

   48. The Take-Over Act is preempted by the Williams Act and is contrary, in numerous respects, to the goals and policies Congress established in that Act. The Take-Over Act's provisions also conflict with the explicit timetable of the Williams Act.

PLAINTIFF'S TENDER OFFER FULLY COMPLIES
WITH ALL DISCLOSURE OBLIGATIONS MANDATED
BY FEDERAL LAW

   49. Plaintiff's Tender Offer is being made in full compliance with all of the federal laws and regulations governing tender offers, including the provisions of the Williams Act and the rules and regulations promulgated thereunder. For example, Plaintiffs have filed a Schedule 14D-1 which discloses, among other information: the title and class of securities and subject company, the identity and background of Plaintiffs, whether there have been past contracts, transactions or negotiations with Acme, the source and amount of funds or other consideration concerning the purchase, the purpose of the tender offer and the plans or proposals of Plaintiffs with respect thereto, Plaintiffs' interest in the securities of Acme, a description of contracts, arrangements, understandings or relationships with respect to Acme's securities and the identity of certain persons retained, employed or to be compensated, and financial information of Plaintiffs.

   50. Without prejudice to Plaintiffs' position concerning the constitutionality of certain provisions of the Ohio General Corporation Code, Plaintiffs also have filed a Form 041 together with the Schedule D-1, the Offer to Purchase and all other exhibits thereto, with the Securities Division. In addition, Plaintiffs have delivered an Acquiring Person Statement to Acme pursuant to the Control Act, again without prejudice to Plaintiffs' position that the Control Share Acquisition Act is unconstitutional to the extent it is applied to impair certain voting, acquisition and disposition rights.

   51. In order to ascertain their rights and to eliminate the uncertainty Plaintiffs face in the event that Defendants seek to challenge the Tender Offer, Plaintiffs seek a declaration that they have complied fully with the laws regulating tender offers.

                              CLAIMS FOR RELIEF

                      The Control Share Acquisition Act,
                         by Virtue of Ohio Rev. Code
                     Section 1701.01(CC)(2), Violates the
                    Supremacy Clause Of the United States
               Constitution and Section 28 of the Exchange Act
                                 (COUNT ONE)

   52. Plaintiffs repeat and reallege the contents of the preceding paragraphs as if fully set forth herein.

   53. The Control Act unconstitutionally impairs the rights of Acme's shareholders and is in direct conflict with the Exchange Act and the rules and regulations promulgated thereunder. The Control Act gives incumbent management a weapon to entrench itself, thereby upsetting the balance and neutrality that the Williams Act is meant to preserve in nationwide tender offers and deprives the shareholders of the rights, guaranteed by federal law, freely to consider and accept tender offers. The Control Act imposes proxy requirements which are in direct conflict with those promulgated under federal law. The Control Act also effectively functions to prohibit nationwide tender offers by rendering compliance with Section 1701.831 a practical impossibility. The Control Act further conflicts with timetables for tender offers established by federal law.

   54. Ohio Rev. Code Section 1701.831(E)(1), by virtue of Ohio Rev. Code
Section 1701.01(CC)(2), is unconstitutional and invalid as applied to the Plaintiffs' Tender Offer under the Supremacy Clause of the United States Constitution, U.S. Const. art. VI, cl. 2, and violates and is preempted by
Section 28(a) of the Exchange Act, 15 U.S.C. Section 78bb(a), which prohibits and preempts state regulation that conflicts with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

   55. Plaintiffs have no adequate remedy at law. Any attempt to apply the Control Act to the Offer would impermissibly restrict the interstate market for corporate control established by the Williams Act, thereby frustrating Congress' purposes and objectives and would thus violate the Supremacy Clause of the United States Constitution.

                          THE CONTROL ACT CREATES AN
                    UNLAWFUL BURDEN ON INTERSTATE COMMERCE

                                 (COUNT TWO)

   56. Plaintiffs repeat and reallege the contents of the preceding paragraphs as if fully set forth herein.

   57. The Control Act is invalid, unconstitutional, null and void, in violation of the Commerce Clause of the United States Constitution, U.S. Const. art. I, Section 8, cl. 3, because it places an impermissible, direct burden on interstate commerce that outweighs any putative local benefits.

   58. The Control Act places an undue and direct burden on interstate commerce by restricting outright the purchase and/or sale of "control shares."

   59. Plaintiffs have no adequate remedy at law. Because the Control Act violates the Commerce Clause by, inter alia, depriving certain persons of the rights of share ownership by severely restricting the disposition of control shares, defendants should be enjoined from enforcing the Control Act on the grounds that it is unconstitutional.

                   THE TAKE-OVER ACT VIOLATES THE COMMERCE
                   CLAUSE OF THE UNITED STATES CONSTITUTION

                                (COUNT THREE)

   60. Plaintiffs repeat and reallege the contents of the preceding paragraphs as if fully set forth herein.

   61. The Take-Over Act imposes a substantial, adverse and direct burden on interstate commerce because, among other things, in violation of the Commerce Clause of the United States Constitution, U.S. Const. art. I, Section 8, cl. 3, because the Take-Over Act:

   a. grants to the Securities Division power to suspend the Tender Offer in the State of Ohio, which would effectively prevent Plaintiffs from going forward with the Tender Offer nationwide;

   b. imposes disclosure requirements which exceed those required under federal law;

   c. deprives Plaintiffs of the federally protected right to buy securities from willing sellers throughout the United States free of state law impediments;

   d. exerts a powerful constraint upon transactions in securities between willing buyers and willing sellers throughout the United States;

   e. impedes the infusion of millions of dollars into interstate commerce by means of tender offers and interferes with efficient allocation of economic resources;

   f. creates unnecessary, duplicative and wasteful expenses for companies engaged in interstate commerce and for persons who use the national securities exchanges; and

   g. discriminates between Ohio and non-resident shareholders.

   62. Shareholders of Acme reside throughout the United States and the Tender Offer will take place in interstate commerce.

   63. The Take-Over Act is invalid and unconstitutional because it places a substantial and facially discriminatory burden on interstate commerce which outweighs any putative local benefits, in violation of the Commerce Clause of the United States Constitution, U.S. Const. art. I, Section 8, cl. 3

   64. Plaintiffs have no adequate remedy at law.

                   THE TAKE-OVER ACT VIOLATES THE SUPREMACY
                   CLAUSE OF THE UNITED STATES CONSTITUTION
                      AND SECTION 28 OF THE EXCHANGE ACT

                                 (COUNT FOUR)

   65. Plaintiffs repeat and reallege the contents of the preceding paragraphs as if fully set forth herein.

   66. The Take-Over Act frustrates the objectives of, and is in direct conflict with, the Exchange Act and the rules and regulations promulgated thereunder in at least the following respects:

   a. the Division may prohibit a tender offer from proceeding and thereby frustrate the federal scheme which provides for each shareholder to decide whether to accept a tender offer;

   b. the Take-Over Act imposes disclosure requirements in addition to those required by federal law;

   c. the Take-Over Act represents an attempt to assert the legislative power of the State of Ohio over a subject matter over which the federal government has developed a comprehensive body of law;

   d. the Take-Over Act unlawfully authorizes the Commissioner of the Division of Securities to suspend a tender offer and to pass on the fairness of the disclosure; and

   e. the Take-Over Act creates the potential for unseemly conflict between federal and state proceedings by permitting a state official to halt a nationwide tender offer based upon his examination of materials which meet applicable federal law.

   67. By establishing policies, standards and procedures that conflict with and are obstacles to the objectives of Congress expressed in the Section 28(a) of the Exchange Act, 15 U.S.C. Section 78bb(a), and the rules and regulations promulgated thereunder, the Take-

Over Act is invalid and unconstitutional as applied to the Tender Offer under the Supremacy Clause of the United States Constitution, U.S. Const. art. VI, cl. 2.

   68. Plaintiffs have no adequate remedy at law.

                         DECLARATION THAT PLAINTIFFS
                 ARE IN FULL COMPLIANCE WITH APPLICABLE LAWS
                   AND REGULATIONS GOVERNING TENDER OFFERS

                                 (COUNT FIVE)

   69. Plaintiffs repeat and reallege the contents of the preceding paragraphs as if fully set forth herein.

   70. Plaintiffs are entitled to a judgment declaring that their Tender Offer is in full compliance with applicable laws governing such offers.

                         DECLARATION THAT DEFENDANTS
                    ARE PROHIBITED FROM TAKING ANY ACTION
                          TO IMPEDE THE TENDER OFFER

                                (COUNT SIX)

   71. Plaintiffs repeat and reallege the contents of the preceding paragraphs as if fully set forth herein.

   72. Plaintiffs also ask this Court to declare that Defendants are prohibited from taking any action that would impede Plaintiffs' ability to call a special meeting pursuant to Section 2 of Acme's Regulations as adopted November 7, 1990. At this meeting, Plaintiffs intend to propose that Acme's shareholders remove all of the incumbent directors of Acme and elect the nominees of the Plaintiffs as directors to fill the vacancies created thereby. Plaintiffs ask this court to enjoin Defendants from taking any action that would create obstacles to the

Tender Offer in violation of the duties owed by Defendants to Acme's shareholders including taking any action that would impede the effectuation of the special meeting to remove Acme's directors and the 831 meeting contemplated by Ohio Rev. Code Section 1701.831.

                              IRREPARABLE INJURY

   73. Unless preliminary and permanent injunctive relief is granted, Plaintiffs and Acme's shareholders will be irreparably injured in that application of the Control Act would improperly delay the proposed Tender Offer, impairing rights afforded under the United States Constitution and federal law. Plaintiffs are in danger of losing the opportunity to attempt to acquire Acme's stock. Such loss could not be compensated by money damages.

   74. Unless temporary, preliminary and permanent injunctive relief is granted, shareholders of Acme may be deprived of their right to freely consider and avail themselves of the Tender Offer and to sell their shares to Plaintiffs in the Tender Offer at the substantial premium over market prices offered pursuant to the Tender Offer.

   75. Unless restrained, Defendants may seek to invoke or enforce the Take-Over Act against Plaintiffs in connection with the Tender Offer. Actual or threatened invocation of enforcement of the Take-Over Act will cause immediate, serious and irreparable injury to Plaintiffs and to the shareholders of Acme, none of whom has an adequate remedy at law.

   76. Unless the relief requested with respect to the enforcement of the statutes in Plaintiffs' prayer for relief is granted, Plaintiffs will be deprived of their federal right to engage in interstate commerce by making a tender offer in compliance with federal law governing such offers without being hindered or delayed by additional substantial burdens, such as those imposed by the Ohio statutes.

   77. Interfering with a tender offer denies investors the right to sell their shares at a premium.

   78. Absent the relief sought, Plaintiffs also face substantial, immediate and irreparable injury in the following respects:

   a. Plaintiffs face the difficulty of proceeding nationwide if there is a "summary suspension" in Ohio, and the inability to consummate the Tender Offer if the Securities Division denies the permission to proceed with the Tender Offer, because they will be effectively unable to purchase Acme shares nationwide;

   b. The confusion, delay, or litigation resulting from any attempt to enforce the Take-Over Act will adversely affect the Plaintiffs' ability to purchase shares pursuant to the Tender Offer nationwide and could be used by Acme's management to frustrate the Tender Offer and deprive Acme's shareholders of choosing whether or not to tender their shares;

   c. Acme's shareholders may be discouraged from accepting the Tender Offer because of uncertainty surrounding the Take-Over Act;

   d. Acme's shareholders may be further subjected to corporate governance inconsistent with their own best interests, and Plaintiffs may be unable to comply with the illegal vote required by the Control Act;

   e. Acme's shareholders may be deprived of the meaningful opportunity to receive the benefits of Plaintiffs' all-cash premium Offer;

   f. The ability to consummate the Tender Offer may be impeded as a result of Acme's failure to consider and evaluate the Tender Offer proposal; and

   g. The ability to consummate the Tender Offer may be precluded by the institution of defensive measures to impede the proposed acquisition.

   WHEREFORE, Plaintiffs respectfully request that this Court enter an Order:

   (a) declaring and adjudging that the Control Act and the Take-Over Act are unconstitutional as applied to the Tender Offer;

   (b) temporarily, preliminarily and permanently enjoining Defendants, their respective assigns and successors, their directors, officers, agents, employees, attorneys, servants and shareholders and all persons acting in concert or participation with them from taking any actions to enforce or apply the Take-Over Act to the Tender Offer;

   (c) declaring and adjudging that Ohio Rev. Code Section 1701.831(E)(1), by virtue of Ohio Rev. Code Section 1701.01 (CC)(2), is unconstitutional as applied to the Tender Offer and enjoining Defendants, their respective assigns and successors, their directors, officers, agents, employees, attorneys, servants and shareholders and all persons in active concert or participation with them from taking any actions to enforce or apply the Control Act to the Tender Offer;

   (d) preliminarily and permanently enjoining Defendants from classifying or treating any Acme shares as "interested shares" pursuant to Ohio Rev. Code
Section 1701.01 (CC)(2) for purposes of conducting the vote on the proposed share acquisition under Ohio Rev. Code Section 1701.831(E)(1);

   (e) declaring and adjudging that any actions that would be taken by Defendants to impede the Tender Offer by, inter alia, interfering with the special meetings would be violative of Ohio law;

   (f) awarding Plaintiffs their costs and disbursements in this action, including reasonable attorneys' fees; and

   (g) granting such other and further relief as the Court may deem just and proper.
                                            Respectfully submitted,

                                            /s/ N. Victor Goodman
                                            _____________________________
                                            N. Victor Goodman (0004912),
                                            Trial Attorney
                                            Mark D. Tucker (0036855)
                                            BENESCH, FRIEDLANDER, COPLAN
                                            & ARONOFF, P.L.L.
                                            88 East Broad Street
                                            9th Floor
                                            Columbus, Ohio 43215
                                            TELE: (614) 223-9300
                                            FAX: (614) 223-9330

                                            Robert Weller (0011669)
                                            Mark A. Phillips (0047347)
                                            BENESCH, FRIEDLANDER, COPLAN
                                            & ARONOFF, P.L.L.
                                            2300 BP America Building
                                            200 Public Square
                                            Cleveland, Ohio 44114-2378
                                            TELE: (216) 363-4500
                                            FAX: (216) 363-4588

                                            Attorneys For Plaintiffs

                                 VERIFICATION

   C. Scott Brannan for his declaration pursuant to 28 U.S.C. Section 1746 states:

   I am Vice President of plaintiff Danaher Corporation. I have read the foregoing complaint. The matters alleged therein are true to the best of my knowledge, information and belief.

   I declare under penalty of perjury, that the foregoing is true and correct.

Executed on 7 March, 1996.

                                            /s/ C. Scott Brannan
                                            ______________________
                                            C. Scott Brannan